Exhibit 23


          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
CNB Bancorp, Inc.:

We consent to incorporation by reference in the registration statements, Form S-8 (No. 333-90658), Form S-8 (No. 333-83303), Form S-8 (No. 333- 49762), and
Form S-3D (No. 333-68474) of CNB Bancorp, Inc. and subsidiaries, of our report dated February 25, 2005, with respect to the consolidated statements of condition of CNB Bancorp, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report is incorporated by reference in the December 31, 2004 Annual Report on Form 10-K of CNB Bancorp, Inc.

By /s/ KPMG LLP

Albany, New York
March 28, 2005